Exhibit 99.1
FOR IMMEDIATE RELEASE
Monday, July 28, 2008
7:00 A.M. CDT
A. H. BELO CORPORATION ANNOUNCES
SECOND QUARTER 2008 FINANCIAL RESULTS
     DALLAS - A. H. Belo Corporation (NYSE: AHC) reported second quarter revenues of $163.3 million, a net loss of $3.2 million or $0.16 per share, and consolidated EBITDA of $10 million. The Company had no long term debt in the second quarter.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “A. H. Belo continues to make notable progress in our strategy to diversify revenue and continue building strong brand equity. While these successes are transforming the Company, the weak macroeconomic environment and declines in overall advertising spending have impacted AHC significantly. Given that the declines in ad revenue are unlikely to stabilize in the near term, we’re taking steps to dramatically change AHC’s cost structure.”
     A letter to shareholders and a letter to colleagues outlining these initiatives and operating conditions were sent by Decherd today. These letters can be accessed at www.ahbelo.com/invest.
     During the second quarter, AHC furthered its commitment to maximizing the use of its existing infrastructure, building new partnerships, and investing in Internet businesses related to AHC’s core operations. These initiatives have the potential to develop meaningful and sustainable incremental revenue streams.
•	The Company recently announced plans to launch Briefing, a new product published by The Dallas Morning News beginning August 27. Briefing, will leverage existing news resources and content to publish a condensed print news product, home-delivered for free Wednesdays through Saturdays. Briefing is targeted at 200,000 households with incomes of $75,000 and above.
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A. H. Belo Second Quarter Financial Results
July 28, 2008
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•	The Company’s three newspapers have all recently secured contracts to print and/or distribute other publications. During the second quarter, The Providence Journal secured a contract to distribute The Wall Street Journal. This contract, along with other print and/or distribution contracts previously detailed in Dallas and Riverside, will contribute at least $4.0 million of incremental revenue in 2008 and another $1.5 million in 2009.

•	AHC’s investment strategy is to seek opportunities that expand the breadth of products or services provided to its advertisers. The Company’s recent investment in ResponseLogix, announced on July 22, enables AHC to sell ResponseLogix’s advanced technology solutions to local automotive dealers who need a tool for managing Internet leads.
     Also during the second quarter, AHC’s brand equity and journalistic excellence showcased the Company’s Internet focus with Dallasnews.com winning the Edward R. Murrow National Award for best Non-Broadcast Affiliated Web site.
Second Quarter Highlights
     Total revenue decreased 15 percent in the second quarter versus the prior year. Advertising revenue, including print and Internet revenue, was down 21 percent. Ad revenue performance was driven by declines in classified revenue at The Dallas Morning News and The Press-Enterprise.
     The Press-Enterprise in Riverside, CA continues to encounter strong cyclical pressures. Advertising revenue, including print and Internet revenue, at The Press-Enterprise declined 25 percent in the second quarter versus the prior year, a slight improvement over a 26 percent decline in the first quarter.
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A. H. Belo Second Quarter Financial Results
July 28, 2008
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     AHC’s total part-run revenue increased 3.3 percent versus the prior year. Despite its challenging business environment, The Press-Enterprise experienced a 21 percent increase in part-run revenue.
     AHC had over $12 million in Internet revenue in the second quarter, which accounted for 7.4 percent of total revenues. Circulation revenue increased 8.5 percent and other revenue, driven by commercial printing revenue, increased 14 percent.
     In the second quarter, AHC reduced total newspaper expenses by $5.8 million or 3.9 percent over the same period last year. This decrease included a $2.7 million decline in direct compensation and a $1.9 million decline in newsprint expense attributable to our diligent control of newsprint volume in the increasing newsprint price environment. Total newspaper expense at all three newspapers declined in the second quarter.
     The aggregate newspaper EBITDA margin was 12 percent in the second quarter, down 10 percentage points from the second quarter of 2007. All three newspapers had positive EBITDA performance. EBITDA margins were highest at The Providence Journal, followed by The Dallas Morning News.
Corporate & Non-Operating Company Results
     Corporate and non-operating company expenses declined more than $4 million versus the same period last year. The decline was due primarily to a drop in direct compensation and other operating expense. The 2007 corporate and non-operating company expenses are based on an estimate of allocated amounts since AHC did not become a separate public company until February 8, 2008 when AHC was spun off from Belo Corp. AHC’s 2007 historical financial information reflects allocations for services historically provided by Belo Corp., and these allocated costs may be different from the actual costs AHC will incur for these services in the future as a separate public company, including with respect to actual services provided to AHC by Belo Corp. under a services
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A. H. Belo Second Quarter Financial Results
July 28, 2008
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agreement and other agreements. In some instances, the costs incurred for these services as a separate public company may be higher than the share of total Belo Corp. expenses allocated to AHC historically.
Non-GAAP Financial Measures
     Reconciliations of consolidated and newspaper EBITDA to net loss are included as exhibits to this release.
Financial Results Conference Call
     AHC will conduct a conference call today at 1:00 p.m. CDT to discuss financial and strategic results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 800-230-1096 (USA) or 612-326-1020 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on July 28 until 11:59 p.m. CDT on August 4, 2008. The access code for the replay is 952133.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and 12 associated Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern
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A. H. Belo Second Quarter Financial Results
July 28, 2008
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California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
Statements in this communication concerning A. H. Belo Corporation’s (“the Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; circulation trends; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission, including the Company’s information statement on Form 10 dated January 31, 2008.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In thousands, except per share amounts (unaudited)	2008	2007	2008	2007
Net operating revenues
Advertising	$125,341	$157,704	$249,764	$299,649
Circulation	30,275	27,894	59,380	55,511
Other	7,639	6,678	14,298	12,829

Total net operating revenues	163,255	192,276	323,442	367,989

Operating Costs and Expenses
Salaries, wages and employee benefits	68,840	72,492	143,105	147,791
Other production, distribution and operating costs	60,948	65,170	121,914	126,069
Newsprint, ink and other supplies	23,738	26,007	46,707	52,675
Depreciation	12,211	11,352	24,452	22,712
Amortization	1,625	1,625	3,250	3,250

Total operating costs and expenses	167,362	176,646	339,428	352,497

Earnings (loss) from operations	(4,107)	15,630	(15,986)	15,492

Other income and expense
Interest expense	(165)	(9,035)	(3,231)	(17,779)
Other income (expense), net	305	2,608	1,262	2,782

Total other income and expense	140	(6,427)	(1,969)	(14,997)

Earnings
Earnings (loss) before income taxes	(3,967)	9,203	(17,955)	495
Income tax benefit	(770)	(3,097)	(6,040)	(2,409)

Net earnings (loss)	$(3,197)	$12,300	$(11,915)	$2,904

Net earnings (loss) per share
Basic and Diluted	$(.16)	$.60	$(.58)	$.14

Average shares outstanding
Basic and Diluted	20,478	20,452	20,476	20,452

Cash dividends declared per share	$—	$—	$0.25	$—

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands	2008	2007
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$24,882	$6,874
Accounts receivable, net	72,408	90,792
Other current assets	34,524	24,353

Total current assets	131,814	122,019

Property, plant and equipment, net	275,223	307,788
Intangible assets, net	156,843	160,093
Other assets	43,237	29,810

Total assets	$607,117	$619,710

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$30,016	$25,384
Accrued expenses	41,657	32,550
Other current liabilities	28,737	62,468

Total current liabilities	100,410	120,402

Long-term debt	—	378,916
Deferred income taxes	26,809	19,189
Other liabilities	13,916	14,263
Total shareholders’ equity	465,982	86,940

Total liabilities and shareholders’ equity	$607,117	$619,710

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2008	2007	2008	2007
Consolidated EBITDA (1)	$10,034	$31,215	$12,978	$44,236
Depreciation and Amortization	(13,836)	(12,977)	(27,702)	(25,962)
Interest Expense	(165)	(9,035)	(3,231)	(17,779)
Income Tax Benefit	770	3,097	6,040	2,409

Net Earnings (Loss)	$(3,197)	$12,300	$(11,915)	$2,904

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2008	2007	2008	2007
Newspaper EBITDA (1)	$19,305	$42,542	$33,734	$67,208
Corporate & Non-Operating Company Expenses	(9,576)	(13,935)	(22,018)	(25,754)
Other Income (Expense), net	305	2,608	1,262	2,782
Depreciation and Amortization	(13,836)	(12,977)	(27,702)	(25,962)
Interest Expense	(165)	(9,035)	(3,231)	(17,779)
Income Tax Benefit	770	3,097	6,040	2,409

Net Earnings (Loss)	$(3,197)	$12,300	$(11,915)	$2,904

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.